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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                  MARCH 6, 2000

                               GENZYME CORPORATION
             (Exact name of registrant as specified in its charter)
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
          MASSACHUSETTS                       0-14680                       06-1047163
 (State or other jurisdiction of      (Commission file number)     (IRS employer identification
  incorporation or organization)                                              number)
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               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
               (Address of Principal Executive Offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (617) 252-7500


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ITEM 5.  OTHER EVENTS.

On March 6, 2000, Genzyme Corporation ("Genzyme"), a Massachusetts corporation, Seagull Merger Corporation, a Massachusetts corporation and wholly-owned subsidiary of Genzyme ("Merger Sub"), and Biomatrix, Inc. ("Biomatrix"), a Delaware corporation, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the parties will effect a business combination through a merger of Biomatrix with and into Merger Sub (the "Merger"). In connection with the Merger, Genzyme will form a new division named Genzyme Biosurgery (the "GBX Division"), and will create a new series of common stock designated as "Genzyme Biosurgery Common Stock," $0.01 par value per share ("GBX Stock"), which will be issued to the holders of Biomatrix common stock, $.0001 par value per share ("Biomatrix Common Stock"), in the Merger. The currently proposed terms of the GBX Stock are set forth as an exhibit to the Merger Agreement. In connection with the Merger, Genzyme's Tissue Repair Division and Surgical Products Division will become part of the GBX Division and the Genzyme Tissue Repair Common Stock ("GTR Stock") series and Genzyme Surgical Products Common Stock ("GSP Stock") series will be exchanged for GBX Stock (the "Genzyme Reorganization"). The transaction, which will be accounted for using the purchase method of accounting, is expected to close in the second quarter of 2000.

Under the terms of the Merger Agreement, each outstanding share of Biomatrix Common Stock will be converted, at the option of the holder, into either (i) $37.00 in cash or (ii) one share of GBX Stock (the "Merger Consideration"). Based on the cash election price and the number of shares of Biomatrix Common Stock outstanding, the cash portion of the transaction is expected to be approximately $245 million. Under the Merger Agreement, 28.38% of the shares of Biomatrix Common Stock outstanding at the effective time of the Merger will be exchanged for cash, and the remaining 71.62% of the shares of Biomatrix Common Stock outstanding at the time of the Merger will be converted into shares of GBX Stock at a conversion rate of one share of GBX Stock for each share of Biomatrix Common Stock. However, the number of shares of GBX Stock to be issued in the Merger is subject to an upward adjustment if the value of the GBX Stock to be issued in the Merger on the effective date of the Merger is less than 45% of the total Merger Consideration in order to preserve the status of the Merger as a tax-free reorganization.

Under the terms of the Merger Agreement, each outstanding share of GSP Stock will convert into 0.6060 shares of GBX Stock and each share of GTR Stock will convert into 0.3352 shares of GBX Stock.

Consummation of the Merger is subject to the adoption of the Agreement and Plan of Merger by the Biomatrix stockholders, the approval of the issuance of GBX Stock in the Merger and the necessary amendments of Genzyme's charter by the Genzyme stockholders including the approval of the exchange of GSP Stock for GBX Stock by GSP stockholders and the exchange of GTR Stock for GBX Stock by GTR stockholders, the receipt of regulatory approvals and certain other customary closing conditions.

Certain officers of Biomatrix holding an aggregate of approximately 34% of the outstanding shares of Biomatrix Common Stock have agreed to vote their shares of Biomatrix Common Stock in favor of the Merger until the earlier to occur of the completion of the Merger or 5 days after the termination of the Merger Agreement. In addition, in connection with the Merger, Biomatrix has granted Genzyme an option to purchase 4.6 million shares of Biomatrix Common Stock under certain circumstances.

The preceding description of the Agreement and Plan of Merger, the voting agreement with certain Biomatrix officers and the stock option agreement with Genzyme is qualified in its entirety by reference to the copies of such agreements included as exhibits hereto, which are incorporated by reference herein.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      EXHIBITS:

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EXHIBIT
   NO.            DESCRIPTION
-------           -----------
99.1 Agreement and Plan of Merger, dated as of March 6, 2000, among Genzyme Corporation, Seagull Merger Corporation and Biomatrix, Inc. Filed herewith.

99.2 Form of Voting Agreement, dated as of March 6, 2000, between Genzyme Corporation and Certain Holders of Biomatrix, Inc. Common Stock. Filed herewith.

99.3 Stock Option Agreement, dated as of March 6, 2000, between Genzyme Corporation and Biomatrix, Inc. Filed herewith.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      GENZYME CORPORATION

Dated:    March 15, 2000              By: /s/ Michael Wyzga
                                         ------------------------------------
                                         Michael Wyzga, Senior Vice President
                                         and Chief Financial Officer


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                                  EXHIBIT INDEX

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

EXHIBIT
   NO.            DESCRIPTION
-------           -----------

99.1 Agreement and Plan of Merger, dated as of March 6, 2000, among Genzyme Corporation, Seagull Merger Corporation and Biomatrix, Inc. Filed herewith.

99.2 Form of Voting Agreement, dated as of March 6, 2000, between Genzyme Corporation and Certain Holders of Biomatrix, Inc. Common Stock. Filed herewith.

99.3 Stock Option Agreement, dated as of March 6, 2000, between Genzyme Corporation and Biomatrix, Inc. Filed herewith.

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